Exhibit 10.38

OPTIMUM COMMUNICATIONS, INC.
RETENTION CASH AWARD AGREEMENT
THIS RETENTION CASH AWARD AGREEMENT (the “Agreement”) between Optimum Communications, Inc., a Delaware corporation (the “Company”), and Dennis Mathew (the “Participant”), shall become effective as of February 11, 2026 (the “Effective Date”) subject to the Participant signing and returning a copy of this Agreement to the Company prior to February 25, 2026.
The Company understands that the Participant is serving a key role in designing and implementing capital solutions and operational solutions for the Company. In consideration for the significant work involved therewith and the importance of the Participant to a successful outcome, the Company hereby grants to the Participant this Retention Cash Award (the “Retention Award”) as of the Effective Date. This Agreement sets forth the general terms and conditions of the Retention Award. Capitalized terms not otherwise defined herein shall have the same meanings as set forth in Section 3 of this Agreement.
1.Payment of the Retention Award. Subject to the terms and conditions set forth herein, the Company shall make a cash lump sum payment to the Participant in an amount equal to $5,000,000 within 14 days of the Participant and returning a copy of this Agreement to the Company.
2.Vesting; Repayment. The Retention Award will be earned upon December 31, 2027, subject to the Participant’s continuous employment with the Company through such date. The Participant hereby agrees that the Participant must repay to the Company the After-Tax Value of the Retention Award within twenty (20) days following the termination of the Participant’s employment with the Company for any reason other than a Qualifying Termination prior to December 31, 2027. For the avoidance of doubt, if the Participant incurs a Qualifying Termination prior to December 31, 2027, the Participant shall not be required to repay any portion of the Retention Award.
3.Definitions. For purposes of this Agreement:
(a) “After-Tax Value” means the aggregate amount of the Retention Award net of any taxes withheld or paid in respect thereof and determined taking into account any tax benefit that may be available in respect of such repayment. The Participant shall provide the Company with information necessary or reasonably requested to determine such After-Tax Value and the Company shall determine the After-Tax Value, which determination shall be final, conclusive and binding for all purposes hereunder.
(b) “Board” means the Board of Directors of the Company.
(c) “Cause” means the termination of the Participant’s employment due to: (i) the Participant’s substantial failure to perform the Participant’s duties as an employee of the Company, as determined by the Board or a committee thereof; (ii) performance by the Participant of any act or failure to perform any act that is materially injurious or to the detriment of the Company Group; (iii) intentional misconduct by the Participant or breach by the

Participant of a material policy of any member of the Company Group; (iv) commission by the Participant of, admission to, conviction of, or entering a plea of nolo contendere to or imposition of unadjudicated probation of, any felony or crime involving moral turpitude, or the commission of any other act involving theft, dishonesty, conflict of interest, breach of trust or physical or emotional harm to any person or property; (v) any act or substantial involvement in an act that could reasonably be expected to bring the Participant, the Company or the Company Group into public disrepute, scandal, contempt or ridicule that shocks, insults or offends a substantial portion or group of the public; (vi) misappropriation of funds or fraud by the Participant with respect to any member of the Company Group or any person with which any member of the Company Group does business; (vii) violation of any fiduciary duty owed to any member of the Company Group; or (viii) a material breach of the Participant’s employment agreement with the Company by the Participant. Whether or not an event giving rise to “Cause” occurs shall be determined solely by the Board or a committee thereof.
(d) “Committee” means the Compensation Committee of the Board.
(e) “Company Group” means the Company and its subsidiaries.
(f) “Disability” means (i) if the Participant is covered by the long term disability plan of the Company Group, disability as defined in such plan; and (ii) if the Participant is not so covered, a physical or mental condition of the Participant resulting from bodily injury, disease or mental disorder which renders the Participant incapable of continuing the Participant’s usual or customary employment with the Company for a period of not less than six consecutive months. The disability of the Participant shall be determined by the Committee in good faith after reasonable medical inquiry, including consultation with a licensed physician as chosen by the Committee, and a fair evaluation of the Participant’s ability to perform the Participant’s duties.
(g) “Good Reason” means, without the Participant’s written consent: (i) a material reduction in the scope of the Participant’s duties or responsibilities; (ii) a change in the Participant’s reporting relationship to the Board; (iii) a material reduction in the amount of the Participant’s then-current base salary (unless reductions comparable in amount and duration are concurrently made for other executives of the Company); or (iv) a material breach by the Company of a material term of the Participant’s employment agreement with the Company; provided that Good Reason shall not arise if any change in clauses (i) or (ii), above, is in connection with a Change in Control (as defined in the Amended and Restated Altice USA 2017 Long Term Incentive Plan, as amended) or if shares of the Company’s common stock are no longer publicly listed. Notwithstanding the preceding sentence, the Participant shall not be deemed to have terminated the Participant’s employment for Good Reason unless the Participant provides the Company with written notice of such event within 90 days of the initial occurrence thereof and describes such claim in reasonable detail, the Company fails to cure the situation or event within 30 days of delivery of such notice (or such longer time as may be agreed between the parties) and the Participant terminates the Participant’s employment within 30 days of the expiration of such cure period.
(h) “Qualifying Termination” means the termination of the Participant’s employment with the Company (i) by the Company without Cause, (ii) by the Participant for Good Reason, or (iii) due to the Participant’s death or Disability.

4.No Entitlements.
(a)No Right to Continued Employment or Other Service Relationship. This Agreement does not constitute an employment or service agreement and nothing in this Agreement shall modify the terms of the Participant’s service with the Company. Neither this Agreement nor any action taken or omitted to be taken shall be construed: (i) to create or confer on the Participant any right to be retained in the employ of or other service to the Company; (ii) to interfere with or limit in any way the right of the Company to terminate the Participant’s service with the Company at any time and for any reason or (iii) to give the Participant any right to be retained by the Company following a termination of service for any reason.
(b)No Right to Future Awards. The Participant acknowledges that this Retention Award is discretionary. This Agreement does not confer on the Participant any right or entitlement to receive another grant of Retention Awards or any other award at any time in the future or in respect of any future period.
5.Taxes and Withholding. The Participant must satisfy any federal, state, provincial, local or foreign tax withholding requirements applicable with respect to the payment or repayment of the Retention Award described in this Agreement. The obligations of the Company to deliver the cash payment under this Agreement shall be conditioned upon the Participant’s payment of all applicable taxes and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.
6.Clawback. This Retention Award shall be subject to clawback or recoupment, as mandated by applicable law, rules, regulations, or as approved by the Board or a committee thereof, or by any policy adopted by the Company and approved by the Board as in effect from time to time, in each case, which provides that: (a) such Retention Award or payment was erroneously granted due to a financial accounting misstatement or required restatement, or (b) the Board determines the Participant engaged in fraud or material misconduct related to the Participant’s employment or engagement with the Company.
7.Miscellaneous Provisions.
(a)Notices. Any notice necessary under this Agreement shall be addressed to the Company at the headquarters of the Company, Attention: Legal Department, and to the Participant at the address appearing in the records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Notwithstanding the foregoing, the Company may deliver notices to the Participant by means of email or other electronic means that are generally used for employee communications. Any such notice shall be deemed effective upon receipt thereof by the addressee.
(b)Headings. The headings of sections and subsections are included solely for convenience of reference and shall not affect the meaning of the provisions of this Agreement.
(c)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(d) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof. It supersedes all other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof. The Participant represents that the Participant is familiar with the Agreement’s terms and provisions.
(e)Amendments. Subject to all applicable laws, rules and regulations, the Committee shall have the power to amend this Agreement at any time; provided, however, that no amendment to this Retention Award may adversely affect the Participant’s rights with respect to this Retention Award. Subject to the immediately forgoing sentence, any amendment, modification or termination shall, upon adoption, become and be binding on all persons affected thereby without requirement for consent or other action with respect thereto by any such person. The Committee shall give written notice to the Participant in accordance with Section 7(a) of any such amendment, modification or termination as promptly as practicable after the adoption thereof. In the event changes to applicable federal, state or local tax law effective after the Effective Date impact the treatment of the Retention Award as intended as of the date hereof, the Committee may, in its sole discretion and without notice to the Participant, amend this Agreement in any manner that the Committee deems appropriate to address such change, which exercise of discretion shall be final, binding and conclusive on all persons having an interest therein.
(f)Section 409A of the Code. It is the intention and understanding of the parties that the Retention Award granted under this Agreement does not provide for a deferral of compensation subject to Section 409A of the Code or the regulations and guidance promulgated thereunder (“Section 409A”). This Agreement shall be interpreted and administered to give effect to such intention and understanding and to avoid the imposition on the Participant of any tax, interest or penalty under Section 409A in respect of the Retention Award. Notwithstanding any other provision of this Agreement, if the Committee determines in good faith that any provision of this Agreement does not satisfy Section 409A or could otherwise cause any person to recognize additional taxes, penalties or interest under Section 409A, the Committee may, in its sole discretion and without the consent of the Participant, modify such provision to the extent necessary or desirable to ensure compliance with Section 409A. Any such amendment shall maintain, to the extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A. This Section 7(f) does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the Retention Award will not be subject to interest and penalties under Section 409A.
(g)Successor. Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company.
(h)Choice of Law. Except as to matters of federal law, this Agreement and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware (other than its conflict of law rules).
(i)Mutual Arbitration.
(i)Scope of Coverage. Except as expressly set forth in Section 7(i)(iii) below, all disputes, claims, complaints, or controversies that the Participant now has or in the future may have against the Company and/or any of its parents, subsidiaries, affiliates, current and former officers, directors, employees, and/or agents, or that the Company now has or in the future may have against the Participant (“Claims”), are subject to arbitration pursuant to the terms of this Section 7(i) and will be resolved by arbitration and not by a court or jury. These Claims include, but are not limited to, disputes, claims, complaints, or controversies arising out of and/or directly or indirectly relating to the relationship between the Participant and the Company including contract claims, tort claims, discrimination and/or harassment claims, retaliation claims, claims for overtime, wages, compensation, penalties or restitution, and any other claim under any federal, state, or local statute, constitution, regulation, rule, ordinance, or common law. The parties hereby forever waive and give up the right to have a judge or a jury decide any Claims as to which any party elects arbitration.
(ii)Election to Arbitrate. The parties agree that the Company or the Participant may elect to arbitrate Claims, but that if any party elects arbitration as to any Claim, all other Claims brought in conjunction with that Claim shall be subject to arbitration (except for claims not covered by this Agreement), and that: (A) no Claims may be initiated or maintained as a class action, collective action, or representative action either in court or arbitration; (B) class, collective and representative arbitrations are not permitted; (C) a court of competent jurisdiction, not an arbitrator, must resolve issues concerning the enforceability or validity of this Section 7(i); (D) if, for any reason, this Section 7(i) is held unenforceable or invalid in whole or in part, then a court of competent jurisdiction, not an arbitrator, will decide the claim as to which the waiver was held unenforceable or invalid and all other Claims will remain subject to arbitration in accordance with this Agreement; (E) nothing in this Agreement shall prohibit the Participant from filing a charge, complaint or claim or communicating or cooperating with, providing information to, or participating in an investigation by the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the Occupational Safety and Health Commission, or any other federal, state, or local administrative agency, except that to the extent a claim is not resolved before the agency, it is subject to arbitration under this Agreement rather than proceeding in court; and (F) the Participant also has the right to challenge the validity of the terms and conditions of this Section 7(i) on any grounds permissible under the Federal Arbitration Act, and the Company shall not discipline, discharge, or engage in any retaliatory actions against the Participant in the event the Participant chooses to do so. The Company, however, reserves the right to enforce the terms and conditions of this Section 7(i) in any appropriate forum.
(iii)Claims Not Covered by this Section 7(i). The following Claims shall not be covered by this Section 7(i): Claims for workers’ compensation benefits filed with a state agency, claims for unemployment compensation benefits filed with a state agency, claims for benefits under a plan that is governed by the Employee Retirement Income Security Act of 1974 (“ERISA”), and claims that are subject to the exclusive jurisdiction of the NLRB. The Participant and the Company may petition a court for an injunction to maintain the status quo pending resolution of any Claim under this Section 7(i). This Section 7(i) shall not require the arbitration of an application for emergency or temporary injunctive relief by either party pending arbitration.

(iv)Arbitration Procedures. (A) A Claim will be subject to arbitration only if arbitration is elected by either the Participant or the Company; (B) except as provided below, the parties agree that JAMS Arbitration Services (“JAMS”) will administer all arbitrations under this Section 7(i), subject to its then current employment arbitration rules and procedures and (if applicable) emergency relief procedures, available at www.adr.org, unless those rules and/or procedures conflict with any express term of this Section 7(i), in which case this Section 7(i) is controlling; (C) no arbitration under in Section 7(i) shall be subject to the JAMS Class Action Procedures; (D) the arbitration will be heard by a single arbitrator in the county of the Participant’s current or most recent workplace at the time the claim arose, unless both parties agree otherwise or the arbitrator concludes that a different location would be appropriate to ensure that the Participant can readily access the arbitral forum; (E) notwithstanding the JAMS Employment Arbitration Rules & Procedures, any party shall have the right to file a motion to dismiss and/or a motion for summary judgment; and (F) the arbitrator shall issue a final and binding written award, subject to review on the grounds set forth in the FAA. The award shall have no preclusive effect as to issues or claims in any other dispute or arbitration proceeding. Arbitrators are barred from giving prior arbitration awards precedential effect. The Claims procedure in this Section 7(i) is governed by the FAA and, to the extent not inconsistent with or preempted by the FAA, by the laws of the state in which the Participant last worked for the Company without regard to principles of conflicts of law. The Company’s business and the Participant’s service with the Company affect interstate commerce.
(v)Arbitration Fees and Costs. In the event the Participant files a claim in arbitration under this Section 7(i), the Company will pay all JAMS filing, administrative, and arbitrator fees. The arbitrator shall have the authority to make an award of attorneys’ fees and costs to the same extent such an award could have been made to an individual claimant if the Claim had been filed in court. If there is a dispute as to whether the Company or the Participant is the prevailing party, the arbitrator will decide this issue.
(vi)Time Limitation for Commencing Arbitration. The same statute of limitations that would have applied if the Claim was made in a judicial forum will apply to any Claim subject to arbitration.
(vii)Damages and Other Relief. The arbitrator may award the full individual remedies that would be available if the Claim had been filed in court.
(viii)Termination. This Section 7(i) survives the termination of the Agreement. For the avoidance of doubt, this Section 7(i) supersedes all other agreements and drafts, oral or written, between the parties hereto with respect to the subject matter of dispute resolution, including, without limitation, any provisions regarding dispute resolution in previously executed award agreements and arbitration agreements.
(ix)Construction. Except as provided above, if any court of competent jurisdiction or arbitrator finds any part or provision of this Section 7(i) unenforceable, such a finding will not affect the validity of the remainder of the Agreement, and all other parts and provisions remain in full force and effect.

This Agreement is intended to be a binding obligation on the Participant and the Company. If this Agreement accurately reflects the Participant’s understanding as to the terms and conditions of the Retention Award, the Participant is to sign, date, and return a copy of this Agreement to Christopher Clarke. The Participant should make a copy of the executed Agreement for the Participant’s records.

OPTIMUM COMMUNICATIONS, INC.

By:	/s/ Colleen Cone
Name:	Colleen Cone
Title:	EVP, Chief Human Resources Officer

ACKNOWLEDGED AND AGREED:

/s/ Dennis Mathew

Dennis Mathew

Date: 2/12/2026